Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) by and among MillerCoors LLC, a Delaware limited liability company (the “Company”), and Gavin D.K. Hattersley (the “Executive”), is dated as of November 5, 2015.
Capitalized terms that are not otherwise defined in the Agreement shall have the definitions set forth in Annex A hereto.
W I T N E S S E T H:
WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s service to the Company as its Chief Executive Officer.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:
1.    Effective Date; Employment Period. The terms of this Agreement are effective as of September 8, 2015 (the “Effective Date”). Subject to the provisions for earlier termination set forth herein, the term of Executive’s employment hereunder shall commence as of the Effective Date and shall continue through December 31, 2018 (the “Initial Term”). Thereafter, the Initial Term shall automatically renew for additional, successive one (1) year periods (each, a “Renewal Term”) unless either party provides written notice of such party's intent not to continue this Agreement no less than ninety (90) days prior to the expiration of the Initial Term or the Renewal Term, as applicable (the Initial Term together with any Renewal Terms, if applicable, shall be referred to herein as the “Employment Period”). Notwithstanding the foregoing, in the event a Change in Control occurs during the Initial Term or a Renewal Term, the expiration date of the term then in effect shall be automatically extended until the 24-month anniversary of the date of such Change in Control.
2.    Terms of Employment.
(a)    Position and Duties.
(i)    During the Employment Period, the Executive shall be employed as the Chief Executive Officer of the Company and shall have such duties, responsibilities, power and authority as may be assigned to him by the Board of Directors commensurate with his position as Chief Executive Officer of the Company. During the Employment Period, the Executive shall report to the Company’s Board of Directors (the “Board”).
(ii)    During the Employment Period, the Executive shall devote substantially all of his efforts and business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company; provided, however, that the foregoing shall not preclude the Executive from devoting a reasonable amount of time to (i) civic, charitable, religious or other not-for-profit activities, (ii) with the prior approval of the Board, serving as a director of a for profit entity, and (iii) managing passive private investments, so long as such activities do not, individually or in the aggregate, conflict with or materially interfere with the Executive’s responsibilities to the Company or the terms of this Agreement.
(iii)    During the Employment Period, Executive’s primary place of employment shall be the Company’s headquarters in Chicago, Illinois, subject to required business travel consistent with the needs of the Company.
(b)    Compensation.

Exhibit 10.1

(i)    Base Salary. During the Employment Period, the Executive shall receive an annual base salary of $900,000, which shall be paid in accordance with the Company’s payroll policies for senior executive officers of the Company. The annual base salary shall be subject to annual review by the Compensation Committee for fiscal years commencing in 2016 and thereafter, but shall not be decreased below $900,000. The annual base salary as in effect from time to time during the Employment Period, is referred to herein as “Annual Base Salary”.
(ii)    Annual Bonus. During the Employment Period, the Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan or any successor plan (the “STIP”) on the same basis applicable generally to senior executive officers of the Company and subject to the performance terms established by the Compensation Committee. The annual bonus opportunity under the STIP for achieving the applicable target level(s) of performance shall be 125% of the Annual Base Salary; provided, that for the 2015 fiscal year the annual bonus opportunity shall be prorated based on the number of days during such fiscal year the Executive served as Interim CEO and CEO. The annual bonus is subject to actual corporate performance against criteria established by the Committee (See Exhibit A for 2015 criteria) and individual performance and is not deemed to be earned by the Executive until it is paid by the Company. The annual bonus shall be paid no later than March 15 of the calendar year following the bonus period. The target annual bonus opportunity shall be subject to annual review by the Compensation Committee for fiscal years commencing in 2016 and thereafter, and such target bonus opportunity may be adjusted to reflect changes in market-competitive levels, the Executive’s performance, or other factors deemed appropriate by the Compensation Committee. The target annual bonus opportunity as in effect from time to time during the Employment Period, is referred to herein as “Target Annual Bonus”.
(iii)    Employee Benefits and Perquisites. During the Employment Period, the Executive shall be eligible to participate, subject to and in accordance with applicable requirements, in all employee benefit, deferred compensation and perquisites plans and programs made available generally to senior executive officers of the Company, including the MillerCoors LLC Early Retiree Health Benefits Plan (the "Retiree Plan"). Executive’s service with SABMiller, Miller Brewing Company, MillerCoors and Molson Coors Brewing Company (including from February 1, 1997 through the end of the Employment Period) will count towards the service requirement under the Retiree Plan. The Company reserves the right to add, terminate or amend any existing benefit and perquisite plans, policies, programs or arrangements in accordance with their respective terms.
(iv)    Long-Term Incentive Awards. For each fiscal year commencing during the Employment Period, the Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan or any successor plan (the “LTIP”) on the same basis applicable generally to senior executive officers of the Company and subject to the terms of the applicable award agreements. The annual grant date fair value of the LTIP award opportunity for achieving the applicable target level(s) of performance shall be $2,500,000, allocated among performance shares, restricted stock units and/or stock appreciation rights in the discretion of the Compensation Committee. The target annual LTIP award opportunity shall be subject to annual review by the Compensation Committee for fiscal years commencing in 2016 and thereafter, and such target award opportunity may be adjusted to reflect changes in market-competitive levels, the Executive’s performance, or other factors deemed appropriate by the Compensation Committee.
(v)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the Company’s standard expense reimbursement policy.
(vi)     Vacation. Executive is eligible for 25 days of vacation per year plus holidays and floating holidays that are available to Company’s salaried employees.

Exhibit 10.1

(c)    Severance Benefits for Qualifying Termination. In the event of a Qualifying Termination, the Executive shall be eligible for 52 weeks of severance under the Company’s Severance Pay Plan. Executive will receive health insurance coverage and benefits as provided by the Severance Pay Plan for the duration of the severance period; provided, however that the duration of the severance period is intended to be sufficient to allow Executive to become eligible for benefits under the Retiree Plan. Notwithstanding the foregoing, the aggregate severance benefits under the Severance Pay Plan shall not exceed the lesser of (i) two times the Executive’s Section 409A annualized compensation and (ii) two times the limit on annual compensation that may be taken into account under a tax qualified plan under Internal Revenue Code Section 401(a)(17) for the calendar year in which the Employee’s termination occurs (the “Severance Pay Limit”) so that such benefits qualify for the severance pay exception under Section 409A of the Code and are exempt from Section 409A. In the event that the Executive's Annual Base Salary exceeds the Severance Pay Limit at the time of the Qualifying Termination, the Company shall pay the Executive a lump sum payment in an amount equal to the difference between the Executive's Annual Base Salary as in effect on the date of termination and the Severance Pay Limit.
If the Company terminates the Severance Pay Plan or otherwise does not have a severance plan at the time of a Qualifying Termination, the Company shall pay the Executive a lump sum cash payment in an amount equal to the Executive’s Annual Base Salary as in effect on the date of termination and the Company shall reimburse the Executive for the cost of premiums relating to continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the applicable Company health benefit plan that are in excess of the cost sharing basis applicable to active employees for twelve (12) months; provided, however that (x) the Company shall not gross-up the Executive for any taxable actual or imputed income resulting from such reimbursement and (y) eligibility for such reimbursement shall terminate once the Executive is eligible for similar benefits under a new employer’s health benefit program.
The severance benefits up to the Severance Pay Limit under this Section 2(c) are intended to qualify for the severance pay exception under Section 409A and the severance benefits in excess of the Severance Pay Limit are intended to qualify for the short term deferral exception under Section 409A, such that all severance benefits under Section 2(c) are exempt from Section 409A of the Code.
The severance payments and benefits provided under this Section 2(c) shall also be payable if (A) Executive is required to report to a person other than the Board, or (B) in the event that either Parent Company is party to a merger, takeover or similar corporate transaction that results in its publicly traded stock either ceasing to be traded on an established exchange or being changed, converted or exchanged to a new form of equity, Executive is required to report to an executive other than the CEO of the remaining Parent Company if such Parent Company has 50% or more of the financial ownership of the Company and/or 50% or more of the voting rights on the Board. For the avoidance of doubt, if the remaining Parent Company’s financial ownership and/or voting rights are less than 50%, the severance payments and benefits provided under this Section 2(c) shall be payable in connection with a voluntary resignation by the Executive in the event he is required to report to the CEO of such Parent Company (or any other executive of such Parent Company), but shall not be payable if the Executive continues to report to the Board. Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for the receipt of severance payment unless (a) the Executive has provided written notice to the Company that such circumstance exists within sixty (60) days of the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (b) the Executive's termination of employment due to such circumstance occurs within six (6) months following the initial existence of such circumstance.

Exhibit 10.1

(d)    Severance Benefits for Qualifying Termination in Connection with a Change in Control. In the event of a Qualifying Termination during the 24-month period following a Change in Control, in lieu of the severance benefits provided under Section 2(c) above, the Executive shall be eligible for the following payments and benefits (the “Change in Control Severance Payments”):
(i)    The Company shall pay the Executive a lump sum cash amount equal to (A) a pro rata Target Annual Bonus for the fiscal year in which the date of termination occurs based on the number of days elapsed during such fiscal year through the date of termination; plus (B) three (3) times the sum of the Annual Base Salary and the Target Annual Bonus, in each case as in effect immediately prior to the date of termination or, if greater, as in effect immediately prior to the date of the Change in Control;
(ii)    For a period of eighteen (18) months following the date of termination, the Company shall reimburse the Executive for the cost of premiums relating to continued COBRA coverage under the applicable Company health benefit plan that are in excess of the cost sharing basis applicable to active employees; provided, however that (x) the Company shall not gross-up the Executive for any taxable actual or imputed income resulting from such reimbursement and (y) eligibility for such reimbursement shall terminate once the Executive is eligible for similar benefits under a new employer’s health benefit program;
(iii)    For twelve months following the date of termination, the Company shall provide outplacement services, the scope and provider of which shall be selected by the Company in a manner suitable to the Executive’s chief executive officer position; and
(iv)    Any LTIP awards that are outstanding on the date of termination shall be treated in accordance with the terms of the LTIP and the applicable award agreements.
In the event the Executive’s employment is involuntarily terminated without Cause or the Executive voluntarily terminates following an event constituting Good Reason within six (6) months prior to the date of the Change in Control and such event occurred at the request of a third party who had indicated an intention to take steps or had taken steps to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, then the Executive shall be deemed to have been terminated without Cause immediately following such Change in Control and, accordingly, shall be eligible for the Change in Control Severance Payments (reduced, if applicable, by any severance payments previously made under Section 2(c) above).
(e)    Clawback Policy. Unless otherwise provided at the time of grant or otherwise prohibited by applicable law, all compensation contemplated under this Agreement and all cash and/or equity awards under the Company’s incentive plans shall be subject to the Company’s recoupment policy for incentive compensation as approved by the Compensation Committee, including any subsequent amendment thereto and any such other policy for “clawback” of incentive or other compensation as may be approved from time to time by the Board of Directors or the Committee, including without limitation, any amendments or other policies which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
(f)    Condition Precedent to Receipt of Payments or Benefits. The severance payments and benefits under Sections 2(c) and 2(d) above are expressly conditioned on (i) the Executive timely executing and returning a general release of all claims arising out of his employment with, and termination of employment from, the Company in substantially the form attached hereto as Exhibit B (adjusted as necessary to conform to then existing legal requirements) (the “General Release”), (ii) the revocation period specified in such General Release expiring no later than sixty (60) days after the date on which the Executive’s employment terminates (or prior to the end of such shorter period specified in such

Exhibit 10.1

General Release) and without the Executive exercising his right of revocation as set forth in the General Release, and (iii) the Executive complying with the terms of the Confidentiality, Non-Compete and Non-Solicitation of Employees Agreements. The severance payments and benefits under this Agreement shall be paid on the Company’s next regular payroll date following the effective date of the General Release or if the number of days for execution of the General Release and any revocation period thereunder spans two calendar years, the Company’s next regular payroll date following the later of the effective date of the General Release or the first business day of the second calendar year.
3.    Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 1 or 9(c) of this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. The time and form of payment of amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination shall not be deferred or accelerated by this Agreement.
4.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, other than as provided in Section 2(e). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
5.    Taxes.
(a)    Withholding Taxes. The Company shall be entitled to withhold from any and all payments made to the Executive all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Executive for his benefit hereunder.
(b)    Section 409A Compliance.
(i)    This Agreement is intended to comply with, or otherwise be exempt from, Code Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Code Section 409A.
(ii)    The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement. The Company shall not be liable to the Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Code Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Code Section 409A. Nothing herein shall require the Company to provide the Executive with any gross-up for any tax, interest or penalty incurred by the Executive under Code Section 409A.
(iii)    Any payment required to be made under this Agreement by the later of the Company’s next regular U.S. payroll date or the first business day of the second calendar year following the termination of the Executive’s employment, shall be deemed timely made if it is made within the time period permitted under Treasury Regulation Section 1..409A-3(d).

Exhibit 10.1

(iv)    With respect to any reimbursement of expenses (including taxes) of the Executive or the provision of in-kind benefits, as specified under this Agreement, such reimbursement of expenses and provision of in-kind benefits shall be subject to the following conditions: (A) the expenses eligible for reimbursement, or in-kind benefits to be provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(v)    Notwithstanding anything to the contrary herein, to the extent necessary to comply with Code Section 409A, the Executive’s employment shall be considered to have terminated only if the executive has experienced a “separation from service,” as defined in Code Section 409A and the regulations thereunder.
(vi)    If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee of the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall be accumulated without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.
(vii)    Each payment made under this Agreement shall be treated as a separate and distinct payment and the full right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments.
(c)    Section 280G Excise Tax.
(i)     Notwithstanding any provision to the contrary, in the event any payments or benefits received or to be received by the Executive in connection with the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company, and whether or not the Executive incurs a Qualifying Termination) (collectively, the “Payments”), are or will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive either (A) the full amount of the Change in Control Severance Benefits or (B) an amount equal to the Change in Control Severance Benefits, reduced by the minimum amount necessary to prevent any portion of the Change in Control Severance Benefits from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Change in Control Severance Benefits notwithstanding that all or some portion of the Change in Control Severance Benefits may be subject to the Excise Tax. For purposes of determining whether the Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Change in Control Severance Benefits, (x) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments and (y) such payments shall be deemed to be subject to federal income taxes at the Executive's highest marginal rate of federal income taxation on the date the computations required by this paragraph are made and state and local income taxes at the Executive's highest marginal rate of taxation in the date and locality of the Executive's residence on such date, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

Exhibit 10.1

(ii)     In the event the Change in Control Severance Benefits are required to be reduced under the immediately preceding paragraph, the Company shall reduce or eliminate the Change in Control Severance Benefits by first reducing or eliminating the portion of such benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date the computations required in the immediately preceding paragraph are made.
(iii)     The computations required in the immediately preceding paragraphs shall be made by independent public accountants not then regularly retained by the Company, in consultation with tax counsel selected by them and acceptable to the Committee. The Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or the Executive's tax advisor to verify such computations and shall reimburse the Executive for reasonable fees and expenses incurred with respect thereto subject to and in accordance with the procedures under the Company’s normal expense reimbursement policies.
(iv)    In the event the stock of the Company is not publicly traded and the exemption described in Code Section 280G(b)(5) would apply to payments by the Company to the Executive in connection with a Change in Control if the requisite shareholder approval is obtained, then, if the Executive waives his rights to receive “excess parachute payments” in connection with the Change in Control, the Company shall use reasonable best efforts to obtain the requisite shareholder approval of any such excess parachute payments.
6.    Confidential Information; Non-disparagement; Non-Compete and Confidentiality and Non-Solicitation of Employees Agreements.
(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all material proprietary information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which was obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which is not or does not become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. To the extent there is any conflict between the provisions of this Section 6 and the Non-Compete and Confidentiality and Non-Solicitation of Employees Agreements. (as described in Section 6(c) below), the provisions of the Non-Compete and Confidentiality and Non-Solicitation of Employees Agreements. Agreement will control.
(b)    The Executive agrees to not make remarks, comments, or statements whether written or oral, that impugn the character, integrity, reputation, or abilities of the Company or the Parent Companies, and their respective directors or officers.
(c)    The Executive shall enter into the Non-Compete, Confidentiality and Intellectual Property, and Non-Solicitation of Employees Agreements with the Company, substantially in the form attached hereto as Exhibit C, D and E.
7.    Arbitration of Disputes. Any dispute or controversy arising under or in connection with this Agreement, except any action seeking injunctive relief to enforce the Confidentiality and Noncompete Agreement, shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator

Exhibit 10.1

shall award reasonable costs (including the arbitrator’s fee and fees and disbursements of counsel) to the Executive if he materially prevails in the action.
8.    Successors.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, and the Executive consents to the Company’s assignment of this Agreement.
9.    Effect on Other Agreements; Inconsistency; No Duplication of Severance Benefits.
(a)    Except as otherwise specified or referenced herein, this Agreement (together with the agreements and rights referenced in the Schedule, Annex and Exhibits attached hereto) constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes the preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.
(b)    Except as otherwise specified herein, in the event of any conflict between the terms of this Agreement and the terms of any plan, program or policy of the Company, the terms that are the most beneficial to the Executive shall control.
(c)    Except as otherwise specified herein, the severance payments and benefits to be paid to the Executive pursuant to Sections 2(c) or 2(d) shall be in lieu of any similar severance or termination compensation to which the Executive may be entitled under any other Company, affiliate or parent company severance or termination agreement, plan, program, policy, practice or arrangement. The Executive’s entitlement to any compensation or benefits of a type not provided in this Agreement shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices as in effect from time to time.
10.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and any other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:     Gavin Hattersley
MillerCoors LLC
250 N. Wacker Drive, Suite 1500
Chicago, IL 60606

At the current home address as listed in the Company’s records and as may be updated from time to time by the Executive.
If to the Company:     Chief Human Resource Officer

Exhibit 10.1

MillerCoors LLC
250 N. Wacker Drive, Suite 1500
Chicago, IL 60606

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement as determined by any court or other authority of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    Except as provided herein, the Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(e)    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first above written.
MillerCoors LLC

By: /s/ Samuel Walker
Name: Samuel Walker
Title: Chairman of the Compensation Committee

EXECUTIVE:

/s/ Gavin Hattersley
Gavin Hattersley

Exhibit 10.1

ANNEX A TO EMPLOYMENT AGREEMENT

DEFINITIONS

    “Cause” means (i) the Executive is convicted of a felony or of any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety; or (ii) a reasonable determination by the Board that, (A) the Executive has willfully and continuously failed to perform substantially his duties (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for corrected performance is delivered to the Executive which specifically identifies the manner(s) in which the Executive has not substantially performed his/her duties, (B) the Executive has engaged in illegal conduct, an act of dishonesty or gross misconduct injurious to the Company, or (C) the Executive has knowingly violated a material requirement of the Company’s ethical code of conduct, or Executive’s fiduciary duty to the Company.
For purposes of clause (ii)(A) above, a termination of employment shall not be deemed to be for Cause unless and until (A) there shall have been delivered to the Executive a copy of a resolution adopted by the Board specifying the manner in which it considers that the Executive has not substantially performed his duties, (B) the Executive shall have been given 90 days to cure such breach and (C) at the end of such 90 day cure period, the Board finds that the Executive is still not substantially performing his duties. Such finding shall be effective to terminate Executive’s employment for Cause only if he was provided reasonable notice of the proposed action and given an opportunity to be heard by the Board.
“Change in Control” means:
(i) Either Parent Company's financial ownership of the Company falls below 35%, except if the other Parent Company has ownership greater than or equal to 50%;
(ii) Either Parent Company's voting rights on the Board falls below 35%, except if the other Parent Company has voting rights greater than or equal to 50%;
(iii) There is a majority change in the Board and those changes are not approved by a majority of the then current Board;
(iv) Either Parent Company is party to a merger, takeover, etc., which results in its publicly traded stock either ceasing to be traded on an established exchange or being changed, converted or exchanged to a new form of equity, except if either of the Parent Companies continues to have ownership or voting rights greater than or equal to 50% (as contemplated in clauses (i) and (ii) above);
(v) The Company is sold or liquidated or all or substantially all (40% or greater) of its assets are sold in one or a series of related transactions;
(vi) The Company sells or spins-off a wholly-owned subsidiary that represents at least 7% of total revenue and 10% of total earnings before interest, taxes, depreciation and amortization (EBITDA) contribution at the time of the sale/spinoff; or
(vii) The Company engages in a series of sales or spin-offs that represents at least 25% of total revenue and 30% of EBITDA.
A sale or spin-off of any part of the Company that does not meet the criteria above or a Company bankruptcy shall not constitute a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended.
“Compensation Committee” means the Compensation Committee of the Board.
“Disability” means the Executive’s absence from his duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to

Exhibit 10.1

be a disability pursuant to the Company’s then existing long-term disability plan or, in the absence of such a plan, a disability determined to be total and permanent by a physician selected by the Company and reasonably acceptable to the Executive of his legal representative.
“Good Reason” shall exist upon the occurrence, without the Executive’s consent, of any one or more of the following circumstances:
(i) Any material reduction of the Executive’s Annual Base Salary or Target Annual Bonus opportunity; provided that any reduction that is a part of a general reduction in the base compensation of executives of the same grade level that occurs prior to the date of the Change in Control shall not be “Good Reason”;
(ii) Any action or inaction by the Company that constitutes a material breach by the Company of any applicable plan, program or agreement under which the Executive provides services;
(iii) The material reduction or material adverse modification of the Executive’s title, position or responsibilities from those in effect immediately prior to the date of the Change in Control, such that the Executive’s title, position or responsibilities are inconsistent with those in effect prior to the reduction or modification; or
(iv) Any requirement that the Executive relocate his principal place of employment by more than a fifty (50)-mile radius from its location immediately prior to the date of the Change in Control and such relocation results in a material increase in the Executive’s customary daily commute.
Notwithstanding the foregoing, any of the circumstances described above may not serve as a basis for resignation for “Good Reason” by the Executive unless (a) the Executive has provided written notice to the Company that such circumstance exists within ninety (90) days of the initial existence of such circumstance and the Company has failed to cure such circumstance within thirty (30) days following such notice; and (b) the Executive termination of employment due to such circumstance occurs within the two (2) year period following the initial existence of such circumstance and in no event later than the second anniversary of the date of the Change in Control.
“Parent Company” means, as the circumstance requires, either of the two parent companies of MillerCoors LLC: SABMiller plc and Molson Coors Brewing Company.
“Qualifying Termination” shall mean, during the Employment Period, (i) an involuntary termination of the Executive’s employment for any reason other than death, Disability or Cause, or (ii) during the 24-month period following a Change in Control, a voluntary termination of employment by the Executive for Good Reason.

Exhibit 10.1

EXHIBIT A TO EMPLOYMENT AGREEMENT
2015 Annual Bonus Metrics
[Intentionally Omitted]

Exhibit 10.1

EXHIBIT B TO EMPLOYMENT AGREEMENT
FORM OF RELEASE
GENERAL RELEASE
Because my employment is being terminated by MillerCoors LLC ("MillerCoors" or the "Company") effective _______ (the "Termination Date"), I will receive certain benefits under my Executive Employment Agreement (the "Employment Agreement") with MillerCoors dated as of [DATE], 20XX.

1.Termination and Description of Special Benefits.
I understand that as consideration for this Release the Company has agreed to provide me with certain payments and benefits reflected in the Employment Agreement, to which this Release is attached as an exhibit and which is incorporated herein by reference.

If I accept other employment within the one-year period following my Termination Date, I must notify MillerCoors of that fact, the date of commencement of such employment, and the identity of my new employer within ten (10) days of accepting such employment. If the Company determines in its discretion that my new employer is a principal brewing industry competitor of MillerCoors, Molson Brewing Company ("MCBC"), SABMiller plc or Miller Brewing Company, including but not limited to Anheuser-Busch InBev, Heineken, Diageo, Boston Beer, Group Modelo, Barton Beers, FEMSA, Crown Imports, Yuengling, Pabst, Mark Anthony, North American Breweries, any other manufacturer of malt beverage products or any of their affiliates, or if I return to work with the Company, Molson Coors Brewing Company, SABMiller plc or Miller Brewing Company or any of their affiliates, I understand that - as of the date I accept employment – I forfeit any further severance pay or benefits. If I fail to notify MillerCoors of my acceptance of other employment, I understand that I will forfeit and be obligated to repay any severance pay which was paid and scheduled to be paid to me. If I have already received a lump sum payment and become re-employed with the Company, Molson Coors Brewing Company, SABMiller plc or Miller Brewing Company or any of their affiliates within the one-year period following my Termination Date, I will only be allowed to keep one week of severance pay (net of the proportionate amount of withholding) for every week after my Termination Date I was not employed by the Company. Any amount of severance pay that I received in excess of this amount must be repaid by me in full (including the federal, state, and FICA taxes withheld in the amount to be repaid).

I agree that during the one-year period following my Termination Date, I will provide reasonable assistance with transitional issues to MillerCoors, if requested to do so by MillerCoors, primarily over the telephone, at reasonable times and places and in reasonable amounts. These transitional assistance services shall be provided without additional payment to me beyond my severance payments and benefits, except for reimbursement of pre-approved (in

Exhibit 10.1

writing) reasonable expenses, if any, in accordance with MillerCoors' expense reimbursement policy.

2.    General Release of Claims and Covenant Not to Sue.
To the fullest extent provided by law, I hereby release the Company from, and covenant not to sue the Company with respect to, any and all claims I have against the Company. For purposes of this release the term "the Company" includes MillerCoors and any of its present, former and future owners, members, parents, affiliates and subsidiaries, and its and their directors, officers, shareholders, employees, agents, servants, representatives, predecessors, successors, and assigns. Therefore, the claims released include claims I have against any such persons or entities.

3.    Claims to Which Release Applies.
This release applies both to claims which are now known or are later discovered, arising through the date I execute the release. It does not apply to any claims which may not be released under applicable law.

4.    Claims Released Include Age Discrimination and Employment Claims.
The claims released include but are not limited to:
a.    claims based on breach of contract, tort, misrepresentation, defamation, wrongful discharge, harassment, retaliation, terms and conditions of employment and discrimination;
b.    claims arising under the Age Discrimination in Employment Act as amended (29 U.S.C. Section 621 et seq.);
c.    claims arising out of or relating in any way to my employment with the Company or the conclusion of that employment or any actions or inactions of the Company relating to me in any way; and
d.    claims arising under any federal, state or local law, regulation, ordinance or order that regulates the employment relationship and/or employee benefits.

5.    Broad Construction and Waiver of Damages/Individual Relief.
As used in this release, the terms "claims" and "release" shall be construed broadly. However, I understand that nothing in this release shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB) or any other government agency charged with enforcement of any law. However, I understand that I am waiving my right to recover damages or obtain other individual relief in connection with any such administrative charge or complaint.

6.    Release Binding on Employee and Related Parties.

Exhibit 10.1

This release shall be binding upon me and my agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

7.    Additional Consideration.
I have executed this release in consideration for the payments and benefits described in paragraph 1 above. I acknowledge that these payments and benefits represent consideration in addition to anything of value that I am otherwise entitled to receive from the Company. These payments and benefits are sufficient to support this release.

8.    Recovery of Outstanding Debts or Damages.
I understand that if at the time I was presented with this release or any time thereafter, MillerCoors knows or learns of any outstanding debts, damages or theft caused or owed by me, to the Company, MillerCoors has the right to deduct any said debts or damages from my remaining severance pay, to the fullest extent allowed at law.
9.    Opportunity to Consider this Release; Consultation with Attorney.
I have read this release and fully understand its terms. I am hereby being offered [21 or 45] calendar days following my receipt of this release to consider this release. I am hereby advised in writing by MillerCoors to consult with an attorney before signing this release and I have done so or had the opportunity to do so.

10.    Entire Agreement.
Unless otherwise stated in this release, I acknowledge that I have not relied on any verbal or written representations by any Company representative other than those explicitly set forth in this release. This release sets forth the entire agreement between the Company and me and completely supersedes any prior agreements, oral statements or understandings concerning the termination of my employment and any benefits I might receive following that termination. This release does not supersede my obligations and the Company's rights under any Non-Compete, Non-Solicitation, Confidentiality, Intellectual Property, or any other restrictive covenant I may have signed with the Company. I agree that I am not entitled to any other severance, benefits, vacation accrual, bonus, commission or other payments of any kinds from the Company, except those described in this release.

11.    Voluntary Agreement.
I have read this release and fully understand its terms. I have entered into this release knowingly and voluntarily and understand that its terms are binding on me.

12.    Confidentiality.
I agree that I will not divulge proprietary or confidential information relating to the Company and that I continue to be bound by any confidentiality agreement I have signed with the

Exhibit 10.1

Company. I also agree that the existence and terms of this release have been and will be kept confidential by me and not disclosed, revealed or characterized by me (directly or indirectly by innuendo or otherwise), except as required by law, to anyone other than my immediate family and my attorney and tax advisor, who shall also agree similarly not to make any further disclosure.
13.    Non-disparagement.
I agree not to make disparaging or otherwise detrimental remarks about the Company, or their products, services or practices. Nothing in this release shall be construed to prevent me from communicating with any government agency regarding matters that are within the agency's jurisdiction.

14.    Severability.
If any part of this release is held to be unenforceable, invalid or void, then the balance of this release shall nonetheless remain in full force and effect to the extent permitted by law.

15.    Headings.
The headings and subheadings in this release are inserted for convenience and are not to be used in construing the release.

16.    Applicable Law.
Illinois law will apply in connection with any dispute or proceeding concerning this release.

17.    Suit in Violation of this Release—Loss of Benefits and Payment of Costs.
If I bring an action against the Company in violation of this release or if I bring an action asking that the release be declared invalid or unenforceable, I agree that prior to the commencement of such an action I will tender back to the Company all payments which I have received as consideration for this release and that all remaining payments and benefits to be provided to me as consideration for this release will permanently cease as of the date such action is initiated. If my action is unsuccessful or if the Company successfully brings an action for my failure to comply with the terms of this release, I further agree that I will pay all costs, expenses and reasonable attorneys' fees incurred by the Company in its successful defense against the action I brought or in its successful prosecution of the action it brought. However, the previous two sentences shall not be applicable to an action if I bring it to challenge the validity of this release under the Age Discrimination in Employment Act (which I may do without penalty under this release). Additionally, if the Company brings an action for my alleged failure to comply with the terms of this release, and I successfully defend such action, the Company agrees that it will pay all costs, expenses and reasonable attorneys' fees incurred by me in my successful defense.

18.    Seven Day Revocation Period.

Exhibit 10.1

I understand that I have a period of seven calendar days following the date I deliver a signed copy of this release to revoke this release by giving written notice to ______ at ______________________. This release and my entitlement to payments and benefits under Paragraph 1 above will be binding and effective upon the expiration of this seven day period if I do not revoke the release, but not before that time.

19.    Section 409A.
I understand that any benefit payable to me under this agreement or otherwise, that is provided under or pursuant to a "nonqualified deferred compensation plan" as defined in Treasury Regulation Section 1.409A-1(a), is intended to comply at all times with all operational and documentary requirements under Section 409A of the Internal Revenue Code ("Code"), related Treasury Regulations, and other governmental guidance related to Code Section 409A. Any provision that would cause this agreement or any such payment, distribution or other benefit to fail to satisfy the requirements of Section 409A shall have no force or effect and to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this agreement or such other arrangement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. Each severance payment and benefit under this Agreement shall be treated as a separate and distinct "payment" for purposes of Code Section 409A. Accordingly, any such payments that qualifies as a short-term deferral under Section 409A will be exempt from Section 409A. Furthermore, any payments that do not qualify for the short-term deferral exception, but qualify for the severance pay exception under Section 409A, shall also be exempt from Section 409A.
____________________________________    Date: _______________________________
Gavin Hattersley
Please return your original signed agreement to ________________________.
____________________________________________________________________________
MillerCoors LLC
____________________________________    Date: _______________________________
Name: ______________________________
Title: ______________________________

Exhibit 10.1

EXHIBIT C
MILLERCOORS LLC
NON-COMPETE AGREEMENT

WHEREAS, Gavin Hattersley ("Employee") has either sought employment by or a new position at and/or other good and valuable consideration from MillerCoors LLC or one of its subsidiaries (collectively, “Company”), and Company has offered employment, a new position and/or other good and valuable consideration to Employee, including two (2) paid vacation days to be taken as your first two days of paid vacation in 2016 (above and beyond that which Employee would otherwise be entitled), and Employee will be or will continue to be in a position where Employee will have access to important Confidential Information (defined below) and/or trade secrets of Company; and
WHEREAS, the Confidential Information constitutes a valuable asset of Company that would not have been disclosed to Employee but for Employee’s agreement to render services to Company;
WHEREAS, in order to protect Company’s business, competitive position and goodwill, Employee must maintain and preserve the confidentiality of all of the Confidential Information and prevent dissemination of Confidential Information to Company’s competitors, the industry or industries in which Company does business, and the general public; and
WHEREAS, Company has made its offer of employment or continued employment contingent on execution of a non-compete agreement that will adequately protect Company’s interests;
NOW, THEREFORE, in consideration of the offer of employment, continued employment, new position, additional vacation allotment referenced above and/or other good and valuable consideration, Employee agrees as follows:
1.    Confidential Information and Materials. As used herein, the term “Confidential Information” refers to all proprietary information which derives independent economic value from not being generally known outside Company. Such proprietary information belongs to, is used by or is in the possession of Company and includes without limitation:
(a) formulas, recipes, research and development techniques, processes, technical and scientific specifications and plans, trade secrets, computer programs, software, source code, electronic codes, inventions, ideas, innovation, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;
(b) information about costs, expenses, profits, losses, prices, margins, markets, sales, contracts, supply sources, and lists of actual and potential customers, vendors, suppliers, and distributors of Company;

Exhibit 10.1

(c) Company plans regarding strategy, research, development, business, sales, marketing, distribution, and merger and acquisition strategy;
(d) forecasts, unpublished financial information, financing, budgets, projections, and customer identities, needs, preferences, characteristics, and agreements;
(e) employee personnel files and compensation information; and
(f) non-public information received by Company from third parties in the course of Company’s business.
Confidential Information does not include specific information that has become generally publicly known without fault of Employee.
2.    Non-Competition. It is recognized that in order to protect Company’s Confidential Information and trade secrets, as well as Company’s valuable relationships with customers, vendors, employees and others, that a limited covenant restricting competition within Company’s niche market following termination of employment is necessary. Consequently, Employee agrees that for twenty four (24) months following termination of employment with Company, for whatever reason and whether voluntary or involuntary, Employee will not be employed by or provide services for a “directly competing entity” in any capacity: (1) in which Employee would be likely to utilize Confidential Information; or (2) which is comparable to any position held by Employee with Company in the eighteen (18) month period preceding Employee's termination. For purposes of this agreement, a “directly competing entity” shall be defined as meaning the following entities, as well as any affiliate thereof: Anheuser-Busch InBev, Heineken, Diageo, Boston Beer, Group Modelo, Constellation Brands, Crown Imports, Yuengling, Pabst, Mark Anthony, North American Breweries, or any other manufacturer of malt beverage products (except Company’s parent companies) who, either on its own or in combination with one or more of its corporate affiliates, has an annual production of such products exceeding 500,000 barrels in the full calendar year (or its fiscal year, if different) immediately preceding Employee's termination, or any of the top ten (10) brewing companies as listed on the most recent (as of the date of Employee’s termination from Company) Brewers Association list of Top 50 Overall U.S. Brewing Companies. For purposes of this paragraph, an "affiliate" shall be defined as an entity in which a “directly competing entity” has a 50% or greater ownership or controlling interest.
3.    Remedies. Employee hereby acknowledges and agrees that the services rendered by Employee to Company, and the information disclosed to Employee during and by virtue of Employee's employment, are of a special, unique and extraordinary character, and the breach of any such provisions of this Agreement will cause Company irreparable injury and damage, and consequently Company shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement. Additionally, Company shall be entitled to collect from Employee, its reasonable attorneys’ fees incurred in connection with its enforcement of the provisions of this Agreement.
4.    Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or

Exhibit 10.1

unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
5.    Benefit. This Agreement shall be enforceable by Company, and its successors and assigns. The obligations of Employee hereunder may not be assigned or delegated by Employee. This Agreement shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives.
6.    Applicable Law. It is hereby agreed that this Agreement shall be governed by and construed under the laws of Delaware (without resort to conflict of law principles). Any dispute or other legal action concerning the Agreement shall be conducted in Cook County, Illinois, and Company and Employee consent to the jurisdiction and venue of any State or Federal Court located therein.

IN WITNESS WHEREOF, Employee has caused this Agreement to be duly executed as of the day and year first written below.

                         /s/ Gavin Hattersley
Gavin Hattersley
Chief Executive Officer

Exhibit 10.1

EXHIBIT D
MILLERCOORS LLC
CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT

THIS AGREEMENT is made by and between MillerCoors LLC (“Company”) and Gavin Hattersley (“Employee”).

    WHEREAS, Company has offered employment or continued employment to Employee, under terms and conditions acceptable to both Company and Employee, in a position where Employee will be granted access to Confidential Information (defined below) of Company;

WHEREAS, the Confidential Information constitutes a valuable asset of Company that would not have been disclosed to Employee but for Employee’s agreement to render services to Company;

WHEREAS, in order to protect Company’s business, competitive position and goodwill, Employee must maintain and preserve the confidentiality of all of the Confidential Information and prevent dissemination of Confidential Information to Company’s competitors, the industry or industries in which Company does business and the general public; and

WHEREAS, the Company has or may have an obligation to keep confidential such Confidential Information of its business partners and affiliates as is made available to Company in the course of Company’s business and a failure to preserve the confidentiality of such third-party Confidential Information may damage Company’s business relationship with such third parties and may expose Company to claims for monetary and other damages.

NOW, THEREFORE, in consideration of the promises referenced above and other good and valuable consideration, the parties agree as follows:

1.    Definition Of Confidential Information. As used herein, the term “Confidential Information” refers to information which derives independent economic value from not being generally known outside Company. Such information belongs to or is licensed to Company and includes, without limitation:

(a)
formulas, recipes, product designs, research, development, research and development techniques, processes, technical and scientific specifications and plans, trade secrets, computer programs, software, source code, electronic codes, engineering data, manufacturing operations and techniques, inventions, ideas, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(b)
information about costs, expenses, profits, losses, prices, margins, markets, sales, contracts, supply sources, and lists of actual and potential customers, vendors, suppliers, and distributors of Company;

Exhibit 10.1

(c)	Company plans regarding strategy, research, development, business, sales, marketing, distribution, and merger and acquisition strategy;

(d)	forecasts, unpublished financial information, financing, budgets, projections, and customer identities, needs, preferences, characteristics, and agreements;

(e)	employee personnel files and compensation information; and

(f)	non-public information received by Company from third parties in the course of Company’s business.

Confidential Information may be oral, written or otherwise recorded, and may reside in that which the Employee originates as well as that which otherwise comes into Employee’s possession or knowledge. Confidential Information does not include information that Employee can show is or becomes generally publicly known without fault of Employee, or that Employee can show was known to Employee prior to Employee’s relationship with the Company.

2.    Employee Obligations. Employee hereby acknowledges all Confidential Information which Employee receives while employed by Company shall be considered the exclusive property of Company or Company’s designee(s). Except as Company otherwise authorizes, Employee shall, at all times, keep confidential all Confidential Information of Company, and Employee will not, either during the course of Employee’s employment by Company or thereafter, directly or indirectly (a) use such information (or materials derived therefrom) other than in the course of performing Employee’s duties for Company; (b) use, make available, sell, disclose, exploit, or otherwise communicate to any third party any Confidential Information of Company, in whole or in part, without Company’s permission; (c) publish, disclose, post, upload, disseminate, or broadcast Confidential Information to public websites or social media networks or outlets, for any reason or purpose whatsoever; or (d) make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of Company for reproduction. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law (e.g. trade secret law; fiduciary obligations).

3.    Surrender Of Materials Upon Termination. Employee hereby agrees that upon termination of Employee’s employment by Company, for whatever reason and whether voluntary or involuntary, or at any earlier date determined by Company, Employee will immediately surrender to Company all Company property in Employee’s possession, or in the possession of any person or entity under Employee’s control. Further, to the extent Employee has any copies of materials that incorporate or are derived from Confidential Information, Employee will also immediately surrender those to Company.

4.    Ownership Of Creations. Employee agrees that all programs, sub-routines, codes, formulas, documentation, and other inventions, discoveries, developments, improvements, ideas, copyrightable creations, works of authorship, mask works and other

Exhibit 10.1

contributions (herein collectively referred to as "Creations"), whether or not patented or patentable, or copyrighted or copyrightable, which are in the future conceived, made, developed, created or acquired by Employee, either individually or jointly, during any employment by Company and which relate in any manner to Employee's work for Company, the research or business of Company, or fields to which the business of Company may reasonably extend (regardless of the extent developed at Company's facilities, at Employee's home, or elsewhere), shall belong to Company (or Company's designee(s)), and Employee does hereby sell, assign, and transfer to Company (or, at Company's option, Company's designee(s)) Employee's entire right, title and interest (worldwide) in and to the Creations and all intellectual property rights thereto. Creations do not include, and this Agreement does not apply to, an invention for which no Company equipment, facility or trade secret information was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of Company or (ii) to Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed for Company.
5.    Disclosure Of Creations; Applications. Employee agrees to keep complete records of such Creations and to promptly and to fully disclose the Creations to Company, in writing if requested by Company, and to execute and deliver any and all lawful applications, confirmatory assignments, and other documents which Company requests for protecting the Creations in the United States and/or any other country. Company or Company's designee(s) shall have the full and sole power to prosecute such applications and to take all other action concerning the Creations, and (during and after employment) Employee shall cooperate fully within a lawful manner, at the expense of Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Creations.
6.    Presumption Of Ownership. Without diminishing in any way the rights granted to Company above, where lawful, if a Creation is described in a patent application or is disclosed to a third party by Employee within six months after Employee leaves the employ of Company, Employee agrees that it is to be presumed that the Creation was conceived, made, developed, acquired, or created by Employee during the period of employment by Company, unless Employee can prove otherwise.

7.    Exhibit. Employee acknowledges that there are no currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements which Employee desires to exclude from the operation of this Agreement, unless a reference thereto has been attached as an exhibit hereto. To the best of Employee’s knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between Employee and any other person (including any business or governmental entity).

8.    Remedies; Right to Injunction. In the event of a breach or threatened breach by Employee of the provisions of this Agreement, Company shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Employee, or by any and all persons acting directly or indirectly for or with Employee. Employee agrees that should Employee violate any of the provisions in this Agreement, Company shall be entitled to an

Exhibit 10.1

accounting and repayment of all profits, compensation, commissions, remunerations or benefits that Employee directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or under this Agreement. In addition to any or all of the above remedies, Company shall be entitled to recover all costs and expenses, including actual attorneys’ fees, in any action for injunctive relief, damages or profits which is occasioned by any breach by Employee of this Agreement. All remedies shall be cumulative and not in limitation of any other rights, remedies or damages available to Company hereunder or at law or in equity, Nothing in this Agreement shall be construed to limit or negate the statutory or common law of torts or trade secrets where it provides Company with broader protection than that provided herein.
9.    Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall (where permitted by law) not affect any other provision hereof, and in such a case this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.    Benefit. This Agreement shall be enforceable by Company, and its successors and assigns. The rights and obligations of Employee hereunder may not be assigned or delegated by Employee. This Agreement shall be binding against Employee and Employee's heirs, beneficiaries and legal representatives.

11.    Applicable Law and Forum. This agreement shall be governed by, and construed under, the internal laws of Delaware (without resort to conflict of law principles). Any dispute or other legal action concerning the agreement shall be conducted in Cook County, Illinois, and Company and Employee consent to the jurisdiction and venue of any State or Federal Court located therein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Signature: /s/ Gavin Hattersley
Gavin Hattersley
Chief Executive Officer

Exhibit 10.1

EXHIBIT E
MILLERCOORS LLC
NON-SOLICITATION OF EMPLOYEES AGREEMENT

WHEREAS, Gavin Hattersley (“Employee”) has either sought employment by or a new position at and/or other good and valuable consideration from MillerCoors LLC or one of its subsidiaries (collectively, “Company”), and Company has offered employment, a new position and/or other good and valuable consideration to Employee, under terms and conditions acceptable to both Company and Employee, and Employee will be or will continue to be in a position where Employee will have access to Confidential Information (defined below) of Company;
WHEREAS, the Confidential Information constitutes a valuable asset of Company that would not have been disclosed to Employee but for Employee’s agreement to render services to Company;
WHEREAS, Employee will work with numerous other individuals at Company who also have access to Confidential Information;
WHEREAS, in order to protect Company’s business, competitive position, goodwill, and investment in its workforce, Employee must maintain and preserve the confidentiality of all of the Confidential Information and prevent dissemination of Confidential Information to Company’s competitors, the industry or industries in which Company does business and the general public; and
WHEREAS, Company has made its offer to Employee described above contingent on execution of a non-solicitation agreement that will adequately protect Company’s interests;
NOW, THEREFORE, in consideration of the offer of employment, new position, additional vacation allotment and/or other good and valuable consideration referenced above, Employee agrees as follows:
1.Confidential Information and Materials. As used herein, the term “Confidential Information” refers to all proprietary information which derives independent economic value from not being generally known outside Company. Such proprietary information belongs to, is used by or is in the possession of Company and includes, without limitation:

(a)
formulas, recipes, research and development techniques, processes, technical and scientific specifications and plans, trade secrets, computer programs, software, source code, electronic codes, inventions, ideas, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(b)
information about costs, expenses, profits, losses, prices, margins, markets, sales, contracts, supply sources, and lists of actual and potential customers, vendors, suppliers, and distributors of Company;

Exhibit 10.1

(c)	Company plans regarding strategy, research, development, business, sales, marketing, distribution, and merger and acquisition strategy;

(d)	forecasts, unpublished financial information, financing, budgets, projections, and customer identities, needs, preferences, characteristics, and agreements;

(e)	employee personnel files and compensation information; and

(f)	non-public information received by Company from third parties in the course of Company’s business.
Confidential Information does not include specific information that has become generally publicly known without fault of Employee.
2.    Non-Interference with Employee Relations. Employee agrees that during employment with Company and for twenty four (24) months following any termination of Employee’s employment with Company, for whatever reason and whether voluntary or involuntary, Employee will not, directly or indirectly, solicit or entice any other salaried employee of Company to leave Company’s employment.
3.    Remedies. Employee hereby acknowledges and agrees that the services rendered by Employee to Company, and the Confidential Information disclosed to Employee during and by virtue of Employee’s employment, are of a special, unique and extraordinary character, and the breach of paragraph 2 of this Agreement will cause Company irreparable injury and damage, and consequently Company shall be entitled to, in addition to all other remedies available to it, injunctive and equitable relief to prevent a breach of this Agreement, or any part of it, and to secure the enforcement of this Agreement. Additionally, Company shall be entitled to collect from Employee, its reasonable attorneys' fees incurred in connection with its enforcement of the provisions of this Agreement.
4.    Severability. In case any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall (where permitted by law) not affect any other provision hereof, and in such a case this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
5.    Benefit. This Agreement shall be enforceable by Company and its successors and assigns. The obligations of Employee hereunder may not be assigned or delegated by Employee. This Agreement shall be binding against Employee and Employee's heirs, beneficiaries and legal representatives.
6.    Applicable Law and Forum. It is hereby agreed that this agreement shall be governed by and construed under the laws of Delaware (without resort to conflict of law principles). Any dispute or other legal actions concerning the Agreement shall be conducted in Cook County, Illinois, and Company and Employee consent to the jurisdiction and venue of any State or Federal Court located therein.

Exhibit 10.1

IN WITNESS WHEREOF, Employee has caused this Agreement to be duly executed as of the day and year first written below.

/s/ Gavin Hattersley
Gavin Hattersley
Chief Executive Officer